Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 17, 2005, is entered into between Ivory Capital Corporation, a publicly traded company incorporated in the State of Colorado (the “Company”), and Chelsea Therapeutics International, Ltd., a Delaware corporation and a wholly owned subsidiary of the Company (“Chelsea Delaware”).

RECITALS

WHEREAS, the board of directors of each of the Company and Chelsea Delaware deems it advisable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into Chelsea Delaware, and that Chelsea Delaware be the surviving corporation (the “Reincorporation Merger”); and

WHEREAS, the Company will submit this Agreement for approval by the holders of shares of common stock, no par value per share, of the Company (“Company Common Stock”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

ARTICLE I

THE REINCORPORATION MERGER; EFFECTIVE TIME

1.1. The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Chelsea Delaware whereupon the separate existence of the Company shall cease. Chelsea Delaware shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Reincorporation Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and in the Colorado Business Corporation Act, as amended (the “CBCA”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, the obligations under the Company’s 2004 Stock Plan and each other employee benefit plan in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time, and all outstanding indebtedness of the Company.

1.2. Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, the Company and Chelsea Delaware shall cause a Statement of Merger to be executed and filed with the Secretary of State of Colorado (the “Colorado Statement of Merger”) and a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the “Delaware Certificate of Merger”). The Reincorporation Merger shall become effective upon the filing of the Colorado Statement of Merger and the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1. The Certificate of Incorporation. The certificate of incorporation of Chelsea Delaware in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2. The Bylaws. The bylaws of Chelsea Delaware in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2. Directors. The directors and the members of the various committees of the board of directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV

EFFECT OF REINCORPORATION MERGER ON CAPITAL STOCK

4.1 Effect of Reincorporation Merger on Capital Stock and Convertible Securities. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, Chelsea Delaware or the shareholders of the Company:

(a) Subject to the limitations below, each share of Company Common Stock (other than shares (“Dissenting Shares”) that are owned by shareholders (“Dissenting Shareholders”) exercising dissenters’ rights pursuant to Article 113 of the CBCA), issued and outstanding immediately prior to the Effective Time shall be changed and converted (without the surrender of stock certificates or any other action) into one-ninth (1/9th) of a fully paid and non-assessable share of common stock, par value $0.0001, of Chelsea Delaware (“Chelsea Delaware Common Stock”), with the same rights, powers and privileges as the shares so converted and all shares of Company Common Stock shall be cancelled and retired and shall cease to exist. Fractional shares of Chelsea Delaware Common Stock will not be issued in connection with the foregoing conversion of Company Common Stock. In lieu thereof, holders of Company Common Stock who would otherwise be entitled to receive a fractional share of Chelsea Delaware Common Stock, after aggregating all such shares issuable in the Reincorporation Merger, will receive a cash payment equal to the fair market value of such fractional share as of the Effective Time.

(b) Each option, warrant, purchase right, unit or other security (“Convertible Securities”) of the Company issued and outstanding immediately prior to the Effective Time, if any, shall be changed and converted into and shall be an identical security of Chelsea Delaware, unless any change shall be required to maintain the tax qualified status of incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that (i) the number of shares of Chelsea Delaware Common Stock issuable upon exercise or conversion of such Convertible Security shall be equal to one-ninth (1/9th) of the number of shares of Company Common Stock such Convertible Security was exercisable for or convertible into as of the Effective Time, and (ii) the exercise or conversion price of such Convertible Security shall be equal to nine (9) times the exercise or conversion price of such Convertible Security as of the Effective Time, and (iii) after giving effect to the foregoing, the number of shares underlying each Convertible Security shall be adjusted down to the nearest whole share so that no fractional shares of Chelsea Delaware Common Stock shall be issuable upon conversion or exercise of any Convertible Security. A number of shares of Chelsea Delaware Common Stock shall be reserved for purposes of the exercise of such Convertible Securities (including, for this purpose, Convertible Securities issuable under the Company’s existing stock option plans) as is equal to one-ninth (1/9th) of the number of shares of Company Common Stock so reserved by the Company as of immediately prior to the Effective Time. In connection with the foregoing, as of the Effective Time, the Company hereby assigns, delegates and transfers to Chelsea Delaware and Chelsea Delaware hereby assumes and continues: (i) all of the stock option plans of the Company (including, without limitation, all of the rights, title, interests, remedies, powers, obligations and duties of the Company under such stock option plans) in existence as of the Effective Time, and (ii) the outstanding and unexercised portions of all outstanding options to purchase Company Common Stock (including, without limitation, all of the rights, title, interests, remedies, powers, obligations and duties of the Company under such stock options), whether granted under any such stock option plan or otherwise. Consistent with the provisions of the Code and the regulations, Chelsea Delaware may, in its discretion, grant new options to purchase shares of Chelsea Delaware Common Stock under the continued stock plans or otherwise, in the stead of Company Common Stock as if Chelsea Delaware had been the creator of the stock option plans and stock options of the Company, and Chelsea Delaware shall be substituted for and have all the obligations and liabilities of the Company under such continued stock plans and stock options. It is the intention of the parties hereto that while the benefits of the stock option plans and stock options of the Company shall be preserved for the employees of the Company (and its subsidiaries), the assumption of such stock option plans and the outstanding and unexercised portions of all options to purchase Company Common Stock by Chelsea Delaware shall not confer any additional benefits on the holders of options granted under the stock option plans or otherwise, whether now outstanding or hereafter granted.

(c) Each share of Chelsea Delaware Common Stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall resume the status of authorized and unissued shares of Chelsea Delaware Common Stock, and no shares of Chelsea Delaware Common Stock or other securities of Chelsea Delaware shall be issued in respect thereof

4.2. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Company Common Stock (other than Dissenting Shares), or Convertible Securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Chelsea Delaware Common Stock, or Convertible Securities of Chelsea Delaware, as the case may be, into which the shares of Company Common Stock, or Convertible Securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Chelsea Delaware Common Stock, or options, warrants, purchase rights, units or other securities of Chelsea Delaware, if any, as the case may be, evidenced by such outstanding certificate, as above provided.

4.3. Dissenters’ Rights. No Dissenting Shareholder shall be entitled to shares of Chelsea Delaware Common Stock under this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Reincorporation Merger under the CBCA, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Article 113 of the CBCA with respect to Dissenting Shares owned by such Dissenting Shareholder. If any person or entity who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares which would be Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of Chelsea Delaware Common Stock pursuant to Section 4.1 hereof.

ARTICLE V

CONDITIONS; COVENANTS; RATIFICATION

5.1. Condition to Each Party’s Obligation to Effect the Reincorporation Merger. The respective obligation of each party hereto to effect the Reincorporation Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the holders of Company Common Stock pursuant to the CBCA and the Articles of Incorporation of the Company.

5.2 Covenants of Chelsea Delaware. Chelsea Delaware covenants and agrees that, effective on or promptly following the Effective Time, it will qualify to do business as a foreign corporation in the State of North Carolina, and in all other states in which the Company is so qualified and in which the failure so to qualify would have a material adverse effect on the business or financial condition of Chelsea Delaware and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under the applicable provisions of state law in other states in which qualification is required hereunder.

5.3 Ratification. This Agreement shall be submitted to the shareholders of the Company for approval in accordance with applicable laws and the Articles of Incorporation and Bylaws of the Company, and to the sole stockholder of Chelsea Delaware for approval in accordance with applicable laws and the Certificate of Incorporation and Bylaws of Chelsea Delaware. Chelsea Delaware and the Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Reincorporation Merger on the terms herein provided.

ARTICLE VI

TERMINATION

6.1. Termination. This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Chelsea Delaware, or any of their respective shareholders, directors or officers.

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Company Common Stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement it such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

7.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

7.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.5. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7. Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

7.8 Further Assurances. From time to time, as and when required by Chelsea Delaware or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Chelsea Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Chelsea Delaware are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IVORY CAPITAL CORPORATION,
a Colorado corporation

By:	/s/ J. Nick Riehle
Name:	J. Nick Riehle
Title:	Vice President and Chief Financial Officer

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.
a Delaware corporation

By:	/s/ J. Nick Riehle
Name:	J. Nick Riehle
Title:	Vice President and Chief Financial Officer